                                                                      Exhibit 99

                                        Contact:
                                        Melissa Viglielmo
                                        Vice President
                                        Corporate Marketing and Strategy
                                        (203) 299-7522

                                        Patty DeLana
                                        Director
                                        Public Relations
                                        (203) 299-7211

         Modem Media Appoints Marc Particelli Chief Executive Officer

         Strategic Consulting and Finance Professional to Assume Role

Norwalk, CT- January 16, 2001 -Modem Media (NASDAQ: MMPT), today announced that Marc C. Particelli will be joining the Company as Chief Executive Officer and a member of Modem Media's board of directors effective immediately. Mr. Particelli, most recently a Partner and Managing Director with Oak Hill Capital Partners, L.P., a $1.6 billion private equity partnership, was formerly with Booz Allen, a global leader in management and technology consulting, where he was a Senior Partner and held a series of senior management positions. G.M. O'Connell, currently Chairman and CEO and co-founder of Modem Media, will remain active as Chairman and Robert Allen will continue as President and Chief Operating Officer. Both O'Connell and Allen will continue to serve as members of Modem Media's board of directors.

"It is a great pleasure for me to welcome Marc to lead our senior management team. He is a seasoned strategic consultant and business manager who has demonstrated an ability to succeed in an environment as dynamic as ours. He brings with him the same passion for customer advocacy that Modem Media has always exhibited and will allow us to continue to successfully scale the business to support our global clients," said G.M. O'Connell, Chairman of Modem Media. "This organizational change will allow me to return to what I enjoy most, working on specific client challenges, constantly advancing our work product and providing leadership for Modem's brand in the industry. In turn, Marc will be able to focus on the company's strategic opportunities and financial performance and collectively, we will fulfill the needs of our clients with the level of reliability and ingenuity for which we have come to be recognized over our thirteen year history."

While at Oak Hill Capital Partners, L.P., Mr. Particelli led a number of the portfolio companies with a specific focus on developing and executing against their business strategies while improving operational performance. Prior to Oak Hill, Marc was a Partner on the private equity side of Odyssey Partners, L.P. a $3.5 billion hedge fund, which produced one of the highest rates of return to its investors over its lifecycle. During his tenure he oversaw 23 portfolio companies, which represented in excess of $3 billion in revenues. He assumed active senior management roles in a number of these businesses, targeted and closed on a series of complementary acquisitions and significantly improved the financial performance of these companies through continuous operational improvement.

Mr. Particelli began his career at Booz Allen, where he worked for twenty-one years in a series of senior management positions. As a Partner and Consumer Industries Practice Leader, Mr. Particelli initiated and built a global practice specifically focused around the functional areas of strategy, operations, channel and market management, and global expansion for Fortune 500 companies.

"I am very excited to be joining the Modem Media team," said Particelli. "I believe this industry is at a unique point in time, offering significant opportunities for Modem Media's employees and shareholders. Modem's leading market position as an Internet professional services firm, one that operates in the truly differentiated area of driving strategic thought and offering creative solutions, leaves it well positioned for solid, profitable growth going forward. Their long and successful track record of helping clients challenge conventional wisdom in the digital arena, developing customer-centered programs to build loyalty, and then executing pragmatic solutions with measurable results, is unparalleled. Modem Media has all the right ingredients for success - talented employees, the best client roster in the industry, and a remarkable heritage. I am confident that my experiences in a large, professional service organization combined with my significant background in client relationship development, can help bring Modem

Media to the next level."

Mr. Particelli received his bachelor's degree in Industrial Engineering from Lehigh University. He earned a master's degree in business administration from the Harvard Business School.

About Modem Media
Founded in 1987, Modem Media (http://www.modemmedia.com) provides Internet
                              -------------------------
strategy and end-to-end Me-business(SM) solutions to Fortune 500 companies and select Internet start-ups. As an Internet pioneer, Modem Media has been a driving force in the digital economy and is the exclusive developer of Me-businesssm solutions, a unique customer-focused approach to Internet business. The Company's award-winning Internet-related services include strategic planning and consulting, engineering, visual and information design, media distribution and project management. With approximately 1,000 professionals worldwide, Modem Media's global presence includes its headquarters in Norwalk, CT, and offices in New York City, San Francisco, Toronto, London, Paris, Munich, Hong Kong, Tokyo and Sao Paulo. Modem Media has created customer-focused Internet solutions for global brands such as Citibank, General Electric, Weight Watchers, General Motors, Delta Air Lines, Philips, IBM, Michelin and JCPenney.

                                     # # #

This press release contains statements that are "forward looking" within the meaning of applicable federal securities laws, including the Company's revenue and profitability, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the timing and scope of new projects and client initiatives, demand for the Company's services, spending levels of the Company's clients, the timing of the reduction of cost saving programs, pricing pressures in the market place, the ability to attract and retain qualified professionals and other factors more fully discussed in the Company's filings with the Securities and Exchange Commission.